Exhibit 99.1

News

For Immediate Release

EP Energy Announces Successful Early Tender Results and Extension of Total Consideration in Offers to Exchange New Senior Secured Notes Due 2024 for Outstanding Senior Notes Due 2020, 2022 and 2023

HOUSTON, TEXAS, December 20, 2017 — EP Energy LLC (“EP Energy”), a wholly-owned subsidiary of EP Energy Corporation (NYSE: EPE), today announced the early tender results as of 5:00 p.m. New York City time on December 19, 2017 (the “Early Tender Time”) of the previously-announced exchange offers (“Exchange Offers”) and consent solicitations (“Consent Solicitations”) that it and its wholly-owned subsidiary, Everest Acquisition Finance Inc., as co-issuer (together with EP Energy, the “Issuers”), launched on November 20, 2017 and amended on December 13, 2017 and December 15, 2017 to exchange up to $1.2 billion aggregate principal amount of new 9.375% Senior Secured Notes due 2024 (the “New Notes”) and cash for the Issuers’ (i) 9.375% senior notes due 2020 (the “2020 Notes”), (ii) 7.75% senior notes due 2022 (the “2022 Notes”) and/or (iii) 6.375% senior notes due 2023 (the “2023 Notes” and together with the 2020 Notes and the 2022 Notes, the “Old Notes”).

According to information provided by D.F. King & Co., Inc., as of the Early Tender Time (i) $891,608,000 in aggregate principal amount, or approximately 74.29%, of the 2020 Notes have been validly tendered and not validly withdrawn, (ii) $44,872,000 in aggregate principal amount, or approximately 17.94%, of the 2022 Notes and $103,686,000 in aggregate principal amount, or approximately 20.00% of the 2023 Notes with Priority 2 Acceptance Level have been validly tendered and not validly withdrawn and (iii) $8,533,000 in aggregate principal amount, or approximately 3.41%, of the 2022 Notes and $35,346,000 in aggregate principal amount, or approximately 6.82%, of the 2023 Notes with Priority 3 Acceptance Level have been validly tendered and not validly withdrawn.

The Issuers have amended the terms of the Exchange Offers to provide that all holders that tender Old Notes prior to the 5:00 p.m. New York City time on December 28, 2017 (the “Expiration Time”) will receive the Total Consideration for such Old Notes set forth in the Confidential Offering Memorandum and Consent Solicitation, dated November 20, 2017 (as supplemented on December 13, 2017 and December 15, 2017, the “Offering Memorandum”).  Holders of Old Notes who have not already tendered their Old Notes and delivered their consents may continue to do so at any time prior to the Expiration Time pursuant to the terms set forth in the Offering Memorandum.  Because the Withdrawal Date has passed, holders who validly tender their notes or have already tendered their notes may no longer withdraw such notes.

General

The Issuers may terminate, withdraw or amend the Exchange Offers and Consent Solicitations, either as a whole, or with respect to one or more series of Old Notes, at any time and for any reason, including based on the acceptance rate and outcome of the Exchange Offers or if any of the conditions described in the Offering Memorandum are not satisfied, subject to applicable law.

The issuance of the New Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. The New Notes are being offered and issued only (1) in the

United States to holders of the Old Notes that are “qualified institutional buyers” as defined in Rule 144A under the Securities Act, and (2) outside the United States to holders of the Old Notes that are not U.S. persons in reliance upon Regulation S under the Securities Act.  Accordingly, the New Notes will be subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and other applicable securities laws, pursuant to registration or exemption therefrom.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. D.F. King & Co., Inc. is acting as the Information Agent for the Exchange Offers. Requests for the offering documents from “Eligible Holders” may be directed to D.F. King & Co., Inc. at (212) 269-5550 (for brokers and banks) or (800) 207-3158 (for all others).

Neither the Issuers, their respective boards nor any other person makes any recommendation as to whether the holders of the Old Notes should exchange their notes, and no one has been authorized to make such a recommendation.  Holders of the Old Notes must make their own decisions as to whether to exchange their notes, and if they decide to do so, the principal amount of the notes to exchange.

About EP Energy LLC

The EP Energy team has a passion for finding and producing the oil and natural gas that enriches people’s lives.  EP Energy has a proven strategy, a significant reserve base, multi-year drilling opportunities, and a strategic presence in a number of the country’s leading unconventional resource areas in North America. EP Energy is active in key phases of the E&P value chain—acquiring, developing and producing oil and natural gas.  For more information about EP Energy, visit epenergy.com.

Forward-Looking Statements

This release includes certain forward-looking statements and projections of EP Energy.  We have made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete.  However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed, including, without limitation, the volatility of and sustained low oil, natural gas and NGL prices; the supply and demand for oil, natural gas and NGLs; the company’s ability to meet production volume targets; changes in commodity prices and basis differentials for oil and natural gas; the uncertainty of estimating proved reserves and unproved resources; the future level of service and capital costs; the availability and cost of financing to fund future exploration and production operations; the success of drilling programs with regard to proved undeveloped reserves and unproved resources; the company’s ability to comply with the covenants in various financing documents; the company’s ability to obtain necessary governmental approvals for proposed E&P projects and to successfully construct and operate such projects; actions by the credit rating agencies; credit and performance risk of our lenders, trading counterparties, customers, vendors, suppliers and third party operators; general economic and weather conditions in geographic regions or markets served by the company, or where operations of the company are located, including the risk of a global recession and negative impact on oil and natural gas demand; the uncertainties associated with governmental regulation, including any potential changes in federal and state tax laws and regulations; competition; and other factors described in the company’s Securities and Exchange Commission filings.  While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved.  Reference must be made to those filings for additional important factors that may affect actual results.  EP Energy assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by EP Energy, whether as a result of new information, future events, or otherwise.

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